AMENDMENT TO
             BYLAWS OF WESTCOTT COMMUNICATIONS, INC.

     1.   Section 4 of Article III of the Bylaws of Westcott
Communications, Inc. (the "Corporation") is hereby amended to read in its entirety as follows:

          Section 4. Removal. Any director may be removed for cause at any special or annual meeting of shareholders, by the affirmative vote of the holders of a majority of the outstanding shares entitled by law to vote thereon if notice of intention to act upon such matter shall have been given in the notice calling such meeting. No director may be removed without cause.

     2. Article X of the Bylaws of the Corporation is hereby amended by adding a new Section 2 to such Article X to read in its entirety as follows:

          Section 2.  The shareholders of the Corporation may
     only alter, amend or repeal these Bylaws or adopt new Bylaws if such alteration, amendment, repeal or adoption is approved by the affirmative vote of a majority of the outstanding shares entitled by law to vote thereon.




January 9, 1996                    PHYLLIS FARRAGUT
                                   Phyllis Farragut, Secretary